AMENDMENT AND MODIFICATION TO

EXISTING SAMPLES PURCHASE AGREEMENT

THIS AMENDMENT AND MODIFICATION TO EXISTING SAMPLES PURCHASE AGREEMENT (the “Amendment”) is made effective as of the 28th day of February, 2007 by Corcell, Inc., a Delaware corporation (the “Seller”) and Cord Blood America, Inc., a Florida corporation (the “Buyer”).

WHEREAS, Buyer and Seller entered into that certain Existing Samples Purchase Agreement dated as of October 12, 2006  (the “ESP Agreement”);

WHEREAS, Buyer and Seller desire to amend the ESP Agreement in accordance with the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Buyer and the Seller hereby amend the ESP Agreement as follows, with all capitalized terms not otherwise defined herein to have the meaning set forth in the ESP Agreement:

1.

Section 1(b)(i) of the ESP Agreement is deleted in its entirely and amended to read as follows:

(i)

All cash of Seller at Closing; and

2.

Section 3 of the ESP Agreement is deleted in its entirety and amended to read as      follows:

(a)

In consideration of the transfer, conveyance and assignment of the Acquired Assets, and the assumption of the Assumed Obligations, Buyer shall pay the following purchase price (the “Purchase Price”) to Seller at closing:

i)

One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds (the “Cash Consideration”);

ii)

A promissory note in the initial principal amount of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Purchase Price Note”) due and payable One Hundred and Twenty (120) days from the Closing Date in the form attached hereto as Exhibit “F” and on the terms and subject to the conditions set forth therein;

iii)

A convertible note in the initial principal amount of the aggregate sum of i) $200,000 plus or minus the cash portion of the adjustment determined pursuant to Section 3(c), and ii) the reimbursement due under Section 10(l) of this Agreement, (the “Deficit Note”) in the form attached hereto as Exhibit “G” and on the terms and subject to the conditions set forth therein; and

iv)

An aggregate number of shares of the common stock of Buyer, par value $.0001 per share (“Common Stock”), determined by dividing (i) $1,820,000 (“Initial Stock Purchase Price”) as adjusted by (a) increasing the Initial Stock Purchase Price by the sum of the Seller’s accounts receivable outstanding at Closing (estimated to be approximately $137,312.70) and (b) decreasing the Initial Stock Purchase Price by fifty percent (50%) of the amount of the total severance benefit obligation owed by Buyer to Marcia Laleman pursuant to the Agreement between Marcia Laleman and Buyer dated October 13, 2006 (such 50% portion estimated to be approximately $94,691.19) by (ii) the average of the closing sales prices of Common Stock as reported by the OTCBB for the fifteen (15) consecutive trading days ending on the business day prior to October 12, 2006 rounded down to the nearest whole number (the “Stock Consideration”); provided, however, that the maximum number of shares of Common Stock to be issued by Buyer shall be 22,750,000 and the minimum number of shares of Common Stock to be issued by Buyer shall be 15,166,666.  Buyer shall make such payment of the Stock Consideration by causing the transfer agent for the Common Stock to credit such shares to the account of Seller at a brokerage firm to be designated in writing by Seller to Buyer not less than five business days prior to the Closing date.

(b)

The Purchase Price, together with the Assumed Obligations, shall be allocated among the Assets as set forth on Schedule 3(b). Each of Seller and Buyer shall file Forms 8594 with the Internal Revenue Service consistent with such allocation.

(c)

The Purchase Price shall be adjusted at Closing, pro rata between the Deficit Note and the Stock Consideration by (i) increasing the Purchase Price by the amount of rent and utilities paid by Seller with respect to the space occupied by Buyer pursuant to the Sublease between Buyer and Seller dated September 29, 2006, for the period beginning on October 1, 2006 and ending on the Closing Date (estimated to be approximately $11,350 per month),  and (ii) decreasing the Purchase Price by the amount of gross profit earned by Seller (as shown in Seller’s statements of income and loss for the Acquired Business) with respect to the Acquired Samples for the period beginning on the date of this Agreement and ending on the Closing Date (estimated to be approximately $60,000 per month.).

3.

Section 4 (b) (ii) of the ESP Agreement shall be deleted in its entirety and amended to read as follows:

(ii)

the Buyer shall pay the Purchase Price; deliver the Stock Consideration to the Seller; and deliver the Purchase Price Note and Deficit Note in the form of Exhibit F and G attached hereto;

4.

Section 4 (b) of the ESP Agreement shall be further amended and the following subsection shall be added:

(iv)  the Buyer and the Seller shall execute and deliver a Certificate of Calculation  of Purchase Price Adjustment in the form of Exhibit H attached hereto;

5.

Section 9 (g) of the ESP Agreement shall be deleted in its entirety and amended to read as follows:

(g)   Registration Rights.  As soon as reasonably practicable following the Closing Date, the Buyer shall file a registration statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the re-sale of (i) the shares of Stock Consideration delivered to the Seller as part of the Purchase Price (the “Registered Shares”) and (ii) the shares of Common Stock issued to the financer for this Agreement.  The Buyer will use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC and will otherwise effect all such registrations, obtain all such qualifications and comply with all such laws, rules and regulations as may be necessary in order to permit the re-sale, transfer and other disposition of the Registered Shares by Seller (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations).  All expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to the Section 9(g) shall be borne by the Buyer.  The Buyer will use all commercially reasonable efforts to keep the Registration Statement effective until the earlier of the following:  (i) the second anniversary of the Closing Date or (ii) the date all Registered Shares held by the Seller may be sold under Rule 144 during any 90 day period.  Notwithstanding Buyer’s obligations as set forth above, Seller agrees that for a two-year period commencing on the Closing Date, all sales of shares of Common Stock will be made as though Seller is subject to the restrictions of Rule 144.

6.

Section 10(d) of the ESP Agreement shall be deleted in its entirety and amended to read as follows:

(d) Certificate of the Seller. The Buyer shall have received a certificate, executed by the President of the Seller and dated as of the Closing Date, to the effect that the conditions specified in Sections 10(a), 10(b) and 10(c) of the Agreement are satisfied in all respects.

7.

Section 10(l) of the ESP Agreement shall be deleted in its entirety and amended to read as follows:

(l) Acquired Sample Transfer.  The Seller shall have moved their 11 MVE Cryo-preservation tanks (and the Acquired Samples contained therein) (and purchased any such tanks not owned by Seller), from Coriell Institute for Medical Research to Fisher BioServices, Inc., at Seller’s own expense, subject to Buyer’s obligation at Closing to reimburse Seller the total cost of such purchase and move, estimated to be approximately $121,651 which shall be added to the Deficit Note (the “Acquired Sample Transfer”).

8.   Section 11(h) of the ESP Agreement shall be deleted in its entirety and amended to read as follows:

(h) Reimbursement for Acquired Sample Transfer.  The Seller shall have executed a Deficit Note in favor of the Buyer equal to the cost of the Acquired Sample Transfer and balance due under Section 3 (a)(iii) of this Agreement, at Closing.

9.  Section 15 of the ESP Agreement shall be amended to add the following definitions:

“Purchase Price Note” shall have the meaning as set forth in Section 3(a)(ii) of this Agreement.

“Deficit Note” shall have the meaning as set forth in Section 3(a)(iii) of this Agreement.

10.   All of the other provisions of the ESP Agreement not otherwise amended herein shall remain in full force and effect.  This Amendment shall be governed by and shall be construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

SELLER:

CORCELL, INC.,

a Delaware corporation

By:_______________________________

    Name: Antonia Lafferty

    Title: President

BUYER:

CORD BLOOD AMERICA, INC.,

a Florida corporation

By:_______________________________

     Name: Matthew Schlissler

     Title: President and Chief Executive Officer